Exhibit 99.1

Press Release
For Immediate Release

Guaranty Bancshares, Inc.
Announces Commencement of Stock Repurchase Program

MOUNT PLEASANT, TX - June 18, 2018 - Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., announced today that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, Guaranty may repurchase up to 500,000 shares of its company’s common stock, or approximately 4% of the outstanding shares.
The repurchase program permits shares to be acquired from time to time in the open market or negotiated transactions at prices management considers to be attractive and in the best interest of both Guaranty and its shareholders, subject to compliance with applicable laws and regulations, general market and economic conditions, the financial and regulatory condition of Guaranty, liquidity needs, and other factors.  This stock repurchase program does not obligate Guaranty to repurchase any specific number of shares and may be modified, suspended or discontinued at any time at the discretion of the board.
Guaranty expects to fund any repurchases with cash on hand or future cash flow. As of May 31, 2018, Guaranty had 11,060,956 shares outstanding, and Guaranty issued an additional 900,000 shares of common stock as a portion of the consideration for its acquisition of Westbound Bank, which closed on June 1, 2018.
About Guaranty Bancshares
Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. One of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management products and services. Guaranty Bank & Trust has 32 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of March 31, 2018, Guaranty Bancshares, Inc. had total assets of $2.0 billion, total loans of $1.4 billion and total deposits of $1.7 billion. Visit www.gnty.com for more information.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements related to future events, future financial and operating performance, economic and general market conditions, stock performance, business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Guaranty to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and Guaranty undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017, and otherwise in our reports and filings with the Securities and Exchange Commission.
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Media / Investors Contact:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881
Investors@gnty.com